Exhibit 23




                                CONSENT OF INDEPENDENT AUDITORS





THE BOARD OF DIRECTORS
NATIONAL PATENT DEVELOPMENT CORPORATION


      We consent to incorporation by reference in the Registration Statements (No. 333-20815) and (No. 33-54407) on Form S-3 and the Registration Statement (No. 33-26261) on Form S-8 of National Patent Development Corporation and subsidiaries of our report dated March 26, 1997 relating to the consolidated balance sheets of National Patent Development Corporation as of December 31, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in Form 10-K for the year ended December 31, 1996 of National Patent Development Corporation.



                                          KPMG Peat Marwick LLP





New York, New York
March 31, 1997